Exhibit 10.8

OFFICER SEVERANCE AGREEMENT, dated as of September 13, 2007 (the “Effective Date”), between MILLIPORE CORPORATION, a Massachusetts corporation with offices at 290 Concord Road, Billerica, Massachusetts 01821 (the “Company”), and Dominique Baly (the “Executive”).

WHEREAS the Executive is an officer and key member of the Company’s management; and

WHEREAS the Company believes that it is appropriate to provide its management in general and the Executive in particular with certain specified severance compensation and benefits in the event of termination of employment under certain circumstances as set forth in more detail below.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. “Annual Salary” means the sum of (a) the Executive’s current base salary and (b) the Executive’s annual target bonus for the year in which the Qualifying Termination occurs (in each case determined immediately prior to the Qualifying Termination and without regard to any reduction in such salary or target bonus giving rise to the Qualifying Termination).

SECTION 1.02. “Board” means the Board of Directors of the Company

SECTION 1.03. “Cause” means any of the following:

(a) repeated and documented failure or refusal, without proper legal cause, to perform the duties and responsibilities of the Executive’s position;

(b) the Executive’s conviction, indictment or entering into a guilty plea or a plea of no contest (or their procedural equivalent) for any felony or other crime with respect to which imprisonment is reasonably likely;

(c) the Executive’s misappropriation or embezzlement of funds or property belonging to the Company;

(d) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

(e) the Executive’s engaging in activities that constitute a material breach or violation of any of the terms of this Agreement or the Employee Code of Conduct (including its Rules of Conduct) dated October 26, 2006, and as may be amended from time to time;

(f) chronic absenteeism not caused by Disability;

(g) engaging in sexual harassment in violation of applicable federal, state or local laws or the Company’s employment policies; or

(h) controlled substance abuse, alcoholism or drug addiction that interferes with or affects the Executive’s responsibilities to the Company or that reflects negatively upon the Company’s integrity or reputation.

The Executive shall have a reasonable period of time (but in no event less than 15 days) to cure any material breach described in paragraph (e) above; provided, however, that the Board shall not be required to provide the Executive an opportunity to cure a material breach under paragraph (e) above if it reasonably determines that such breach is not capable of being cured. Cause does not include any act or omission of which any member of the Board who is not a party to such act or omission has had actual knowledge for at least six (6) months. Any notice to terminate the Executive’s employment for Cause must state that the Board finds in good faith that (1) the Executive is guilty of conduct constituting Cause, specifying the details of such conduct and (2) solely with respect to a material breach under paragraph (e), that either (x) the Executive failed to timely cure such breach to the Board’s reasonable satisfaction, or (y) such breach was not capable of being cured.

SECTION 1.04. “Code” means the Internal Revenue Code of 1986, as amended.

SECTION 1.05. “Committee” means the Management Development and Compensation Committee of the Board.

SECTION 1.06. “Company” means Millipore Corporation and, for purposes of Section 1.03 and Article V, shall include its subsidiaries and affiliates.

SECTION 1.07. “Company-Paid Coverage Period” has the meaning given such term in Section 2.01(b).

SECTION 1.08. “Disability” means if, for physical or mental reasons, the Executive is unable to perform the Executive’s duties under this Agreement for 120 consecutive days, or 180 days during any twelve-month period, as reasonably determined by the Board.

SECTION 1.09. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

SECTION 1.10. “Executive Termination Agreement” means that certain Executive Termination Agreement, dated as of the date hereof, between the Executive and the Company.

SECTION 1.11. “Non-Compete Term” has the meaning given such term in Section 5.01.

SECTION 1.12. “Other Severance Benefits” has the meaning given such term in Section 12.09.

SECTION 1.13. “Post-2006 Equity Awards” means stock options, stock appreciation rights, restricted stock, and restricted stock units that are not Pre-2007 Equity Awards.

SECTION 1.14. “Pre-2007 Equity Awards” means the Executive’s stock option awards, restricted stock and restricted stock units listed on Exhibit A to this Agreement that are unvested at the time of the Executive’s Qualifying Termination.

SECTION 1.15. “Qualifying Termination” means any termination of the Executive’s employment by the Company other than for Cause and other than due to the Executive’s death or Disability. For avoidance of doubt, a suspension of the Executive’s title and authority while on a paid administrative leave not exceeding 60 days due to a reasonable belief that the Executive has engaged in misconduct, whether or not the suspected misconduct constitutes Cause for employment termination, shall not be considered a constructive termination of employment.

SECTION 1.16. “Severance Amount” has the meaning given such term in Section 3.01(a).

SECTION 1.17. “Severance Multiple” shall mean the sum of (a) one plus (b) the quotient (but not more than one) obtained by dividing (i) the number of the Executive’s full years of service as of the date of termination of employment, by (ii) 12.

SECTION 1.18. “Severance Period” means one year plus one additional month (but not more than 12) for each of the Executive’s full years of service with the Company as of the date of termination of employment, beginning on the Qualifying Termination.

ARTICLE II

Term

SECTION 2.01. The Executive’s term of employment under this Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the “Term”) shall be for a term commencing on the Effective Date and, unless terminated earlier as provided in Article IV hereof, ending on June 1, 2013, which shall be the Executive’s retirement date. The Executive agrees to provide 24 months advance written notice in the event he elects to voluntarily resign from the Company prior to June 1, 2013. In the event that the Executive resigns prior to June 1, 2013 and fails to provide such notice, all equity based compensation awards (including but not limited to stock options, stock appreciation rights, restricted stock and restricted stock units) that either were granted by the Company or that vested, in each case, within the 24 month period immediately prior to such resignation (the “Lookback Period”) shall be immediately forfeited. In addition, the Executive shall repay to the Company any proceeds received by the Executive or his assignees from the sale, exchange, transfer or other disposition during the Lookback Period of any shares of the Company’s common stock received by the Executive or his assignees (as well as cash proceeds upon settlement of a stock appreciation right) upon the exercise, vesting, settlement or payment during the Lookback Period of any award described in the immediately preceding sentence.

ARTICLE III

Benefits

SECTION 3.01. Subject to Section 3.02, in the event that the Executive’s employment terminates as a result of a Qualifying Termination, then the Executive shall be entitled to the following benefits:

(a) Cash Severance Payment. The Executive shall be entitled to receive continued payments of his base salary as in effect immediately prior to his termination date in accordance with the regular payroll schedule for executive officers of the Company until the earlier of (1) such date as the sum of such payments equals the lesser of (I) or (II) below, or (2) the date that is six months and a day after the Qualifying Termination (the “Salary Continuation Severance Payments”). The Executive shall also be entitled to receive a lump sum cash severance payment equal to the difference between (i) the product of the Executive’s Annual Salary multiplied by the Executive’s Severance Multiple, and (ii) the aggregate amount of Salary Continuation Severance Payments (the “Lump Sum Severance Payment”). The Lump Sum Severance Payment shall be paid to the Executive on a date that is six months and a day after the Qualifying Termination. The sum of the Salary Continuation Severance Payments and the Lump Sum Severance Payment shall be referred to as the “Severance Amount.” The Severance Amount shall not be taken into account for purposes of determining the Executive’s rights under any other employee benefit or compensation plans, agreements, arrangements or policies established, maintained or contributed to by the Company or its subsidiaries or affiliates. For purposes of this Section 3.01(a), “(I)” shall mean the sum of the Executive’s annualized compensation based upon his annual rate of pay for services provided to the Company for the calendar year preceding the Company’s taxable year in which the Employee had a separation from service as that term is used by Section 409A of the Code (“Separation from Service”), and “(II)” shall mean the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive has a Separation from Service.

(b) Continued Employee Welfare Benefits. The Executive and the Executive’s family shall receive continued provision of the Company’s standard group employee insurance coverages (e.g., health, dental, disability, and life) as made available generally to the Company’s active employees for a period (the “Company-Paid Coverage Period”) that commences upon the Qualifying Termination and ends upon the earlier of (i) the expiration of the Severance Period, or (ii) the date that the Executive becomes covered under another employer’s group health, dental, disability, or life insurance plans that provide the Executive with comparable benefits; provided, however, that if the continuation of any or all of such insurance coverages are not permitted under the terms of the Company’s group insurance plans, the Company shall arrange for the provision of substantially equivalent insurance coverages to be provided under alternative plans or arrangements that provide such coverages on substantially the same terms and at a cost to the Executive that is not greater than that incurred by the Executive (determined on an after-tax basis) immediately prior to such Qualifying Termination Notwithstanding the foregoing, in the event any such coverage is unavailable or otherwise commercially impracticable, the Company may (but is not required to) satisfy its obligation under this Section 3.01(b) by paying to the Executive the cost of such coverage if it were available, as determined in good faith by the Company. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for the Executive and the Executive’s family members shall be the date of the Executive’s employment termination; provided, however, that such date shall be the date on which the Executive loses coverage if the applicable group health plan provides for such treatment. To the extent that any medical, dental, prescription drug, or other health benefits (collectively, the “Medical Benefits”) that may be required to be provided by the Company during the Company-Paid Coverage Period that are provided under a so-called “self-insured” benefit plan which is subject to Section 105(h) of the Code shall be structured so that on or about the first day of each month for which coverage is to be provided the Company shall pay to the Executive an amount in cash sufficient (taking into account applicable taxes) to cover the applicable premium for the Medical Benefits coverage for that month. The Executive’s premium payments to the Company for Medical Benefits shall be due on the last day of the month to which the coverage relates. The parties intend that the first 18 months of Medical Benefits coverage shall be exempt from the application of Section 409A, and that any remaining payments by the Company for Medical Benefits shall be considered in compliance with Section 409A.

(c) Accelerated Vesting of Pre-2007 Equity Awards. In the event of a Qualifying Termination:

(i) 50% of the Executive’s then outstanding and unvested stock options that are Pre-2007 Equity Awards shall immediately vest and become exercisable as of the date of Qualifying Termination and remain exercisable for a period of six months thereafter, but in no event later than the originally scheduled expiration date without regard to the Qualifying Termination, and

(ii) 50% of the Executive’s then outstanding and unvested shares of restricted stock and restricted stock units that are Pre-2007 Equity Awards shall immediately vest and any restrictions on any such shares or units shall immediately lapse.

(d) Accelerated Vesting of Post-2006 Equity Awards. In the event of a Qualifying Termination:

(i) 50% of the Executive’s then outstanding and unvested stock option awards that are Post-2006 Equity Awards shall immediately vest and become exercisable as of such date, and

(ii) 25% of the Executive’s then outstanding and unvested shares of restricted stock or restricted stock units that are Post-2006 Equity Awards granted during the 12 month period ending on the Qualified Termination shall immediately vest and any restrictions on such shares or units shall immediately lapse, and

(iii) 50% of the Executive’s then outstanding and unvested shares of restricted stock or restricted stock units that are Post-2006 Equity Awards granted more the one year but less than two years before the Qualified Termination shall immediately vest and any restrictions on such shares or units shall immediately lapse, and

(iv) 75% of the Executive’s then outstanding and unvested shares of restricted stock or restricted stock units that are Post-2006 Equity Awards granted more the two years but less than three years before the Qualified Termination shall immediately vest and any restrictions on such shares or units shall immediately lapse.

Accelerated vesting under this Section 3.01(d) shall only apply to time-based Post-2006 Equity Awards (i.e., awards that vest based on periods of continued employment). Accelerated vesting of performance-based Post-2006 Equity Awards (i.e., awards that vest upon attaining corporate, business unit, individual or other performance objectives) shall only accelerate upon a Qualifying Termination to the extent set forth in the underlying award agreement or in an amendment to this Agreement.

(e) Accrued Salary and Vacation. The Executive shall be paid all salary and accrued vacation pay earned through the date of the Qualifying Termination. Such payment shall be made no later than 10 business days after the Qualifying Termination.

(f) Pro-Rata Bonus. The Executive shall become entitled to receive, in lieu of any payments that the Executive may be entitled to receive under the Company’s annual incentive plan for the year in which the Qualifying Termination occurs, a lump-sum payment equal to the Executive’s target annual bonus for the performance year in which the Qualifying Termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such year through the date of the Qualifying Termination and the denominator of which is 365. Such payment shall be made at the same time as the Cash Severance Payment under Section 3.01(a) above.

(g) Outplacement Services. The Executive shall be entitled to receive outplacement services for a reimbursement period ending not later than the earlier of the first anniversary of the Qualifying Termination or the date on which the Executive commences other employment. The Company shall select the outplacement services after consultation with the Executive, it being understood that the cost of these services shall in no event exceed the lesser of 10% of Annual

Salary or $50,000. The Company shall reimburse the Executive for the amount of any such outplacement services upon the receipt of appropriate documentation from the Executive. Any reimbursement under this Section 3.01(g) will be made by the Company not later than the 90 day period following the expiration of the reimbursement period.

SECTION 3.02. Any payments or benefits made or provided pursuant to Section 3.01 (other than accrued salary and vacation) are subject to the Executive’s:

(a) compliance with the provisions of Article V hereof;

(b) delivery to the Company of an executed Agreement and General Release (the “General Release”), which shall be executed substantially in the form attached hereto as Exhibit B (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within 21 days of presentation thereof by the Company to the Executive; and

(c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

Notwithstanding the due date of any post-employment payments, any amounts or benefits due following a Qualifying Termination (other than accrued salary and vacation) shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release, and any such amounts shall be paid to the Executive within ten (10) business days of the expiration of such revocation period without the occurrence of a revocation by the Executive (or such later date as may be required under Section 409A of the Code).

SECTION 3.03. If the Executive fails to materially comply with any obligation or covenant under Section 5.02 of this Agreement or is subsequently determined to have terminated employment for Cause under Section 4.02 below, the Company’s obligations to make any additional payments or provide any additional benefits or other rights or entitlements to the Executive pursuant to any provision of this Agreement shall immediately cease and the Executive shall be required to immediately repay to the Company all amounts theretofore paid or otherwise provided to the Executive pursuant to Sections 3.01(a), (c), (d), (f) and (g) of this Agreement. The Company may recover amounts under this Section 3.02 by set-off from any amounts otherwise due to Executive under any other plan, program or arrangement if the Executive fails to make any required repayment within 15 business days after written demand to the Executive.

ARTICLE IV

Nonqualifying Termination

SECTION 4.01. In the event the Executive’s employment is terminated by reason of the Executive’s voluntary resignation, death or Disability or by the Company for Cause, then the Executive shall not be entitled to receive severance or other benefits under this Agreement.

SECTION 4.02. Any termination of employment for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Board is relying for such termination. If the Executive’s employment is terminated by the Company without Cause and the Board discovers in the following six (6) months that the Executive’s employment could have been terminated for Cause, the Board shall be entitled to retroactively treat Executive’s employment to have been terminated for Cause for all purposes.

SECTION 4.03. If the Executive’s employment is terminated for Cause, the Executive’s employment and rights to compensation from the Company shall terminate immediately upon receipt of written notice except that the Company shall have the obligation to pay the Executive such portion of base salary and vacation as may be accrued but unpaid on the date the Executive’s employment is terminated. For avoidance of doubt, the Executive shall have no right to receive any bonus payments that have accrued and are payable if Executive’s employment is terminated for Cause.

ARTICLE V

Post Employment Obligations

SECTION 5.01. As an inducement to the Company to provide the payments and benefits to the Executive hereunder, the Executive acknowledges and agrees that in the event of the Executive’s termination of employment for any reason, the Executive agrees to comply with the restrictions set forth in Section 5.02 for a term equal to the Executive’s Severance Period (the “Non-Compete Term”).

SECTION 5.02. The Executive acknowledges and agrees that, so long as the Company complies with its obligations to provide the payments required under Section 3.01, the Executive shall not, directly or indirectly: (a) engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company during the Non-Compete Term; provided, however, that such provision shall not apply (1) to the Executive’s ownership of common stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Exchange Act, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation and (2) to any corporation or business that derives less than 5% of its revenues from businesses that compete with the Company; or (b) for himself or for any other person, firm, corporation, partnership, association or other entity: (i) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months; (ii) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the

Company; or (iii) make known the names and addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such customers.

SECTION 5.03. The Executive warrants to promptly notify the Company upon commencing employment with another employer, which shall include services as an independent contractor or self-employment.

SECTION 5.04. The Executive acknowledges and agrees (whether or not the Executive is then subject to the restrictions set forth in Section 5.02) not to disclose, either while in the Company’s employ or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, any confidential information obtained by the Executive while in the employ of the Company, including, without limitation, any of the Company’s inventions, processes, methods of distribution or customers or trade secrets; provided, however, that this provision shall not preclude the Executive from disclosing information (a) known generally to the public (other than as a result of the Executive’s breach of this section), (b) not considered confidential by persons engaged in the business conducted by the Company or (c) to the extent required by law or court order. The Executive also agrees that upon leaving the Company’s employ the Executive will not take with the Executive, without the prior written consent of an officer authorized to act in the matter by the Board any drawing, blueprint, specification or other document of the Company, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to the Company, its subsidiaries, affiliates, and divisions, including, without limitation, relating to its or their methods of distribution, or any description of any formulae or secret processes.

SECTION 5.05. Neither party shall, at any time during the Term or thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the other party (including any of the Company’s subsidiaries, other affiliates, officers, directors, employees, partners or stockholders); provided that nothing in this Section 5.05 shall preclude either party from making truthful statements or disclosures that are required by applicable law, regulation or legal process. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this Section 5.05.

SECTION 5.06. The Executive acknowledges and agrees that (a) the restrictive covenants contained in this Article V are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind, (b) the Executive’s full, uninhibited and faithful observance of each of the covenants contained in this Article V will not cause the Executive any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair the Executive’s ability to obtain employment commensurate with the Executive’s abilities and on terms fully acceptable to the Executive or otherwise to obtain income required for the comfortable support of the Executive and the Executive’s family and the satisfaction of the needs of the Executive’s creditors and (c) the restrictions contained in this Article V are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and permitted assigns.

SECTION 5.07. The Executive acknowledges and agrees that any violation of the provisions of Article V would cause the Company irreparable damage and that if the Executive breaches or threatens to breach such provisions, the Company shall be entitled, in addition to any other rights and remedies the Company may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages and without being required to post bond.

SECTION 5.08. The Executive agrees that upon termination of the Executive’s employment, for any cause whatsoever, the Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by the Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to the Executive during the Executive’s employment with the Company.

SECTION 5.09. In the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against the Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.

SECTION 5.10. The Executive agrees that, following termination of the Executive’s employment for any reason, the Executive shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment, including any litigation.

SECTION 5.11. The obligations contained in this Article V shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.

ARTICLE VI

Prior Agreements

SECTION 6.01. This Agreement supersedes and replaces the Officer Severance Agreement dated November 18, 2003 and any and all prior severance agreements (but expressly excluding the Executive Termination Agreement) between the Company and the Executive (the “Prior Agreements”). By signing this Agreement, the Executive acknowledges that the Prior Agreements are terminated and cancelled, and releases and discharges the Company from any and all obligations and liabilities heretofore or now existing under or by virtue of such Prior Agreements, it being the intention of the parties hereto that this Agreement effective immediately shall supersede and be in lieu of the Prior Agreements. It is specifically acknowledged by the Company that this Agreement does not supersede the Executive Termination Agreement.

SECTION 6.02. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

ARTICLE VII

Successors; Binding Agreement

SECTION 7.01. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

SECTION 7.02. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

ARTICLE VIII

Notices

SECTION 8.01. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the address (or to the facsimile number) shown on the records of the Company

To the Company:

Millipore Corporation

290 Concord Road

Billerica, MA 01821

Attention: Clerk

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

ARTICLE IX

No Offset

SECTION 9.01. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payments to the Executive, the Executive’s dependents, beneficiaries or estate, provided for in this Agreement; provided, however, that in the event the Executive breaches his obligation to provide 24 months advance written notice under Section 2.01 of this Agreement, the Company shall be entitled to recover the amount described in the last sentence of Section 2.01 of this Agreement from any amounts then remaining due and owing to the Executive notwithstanding anything to the contrary in this Agreement and any other agreement, arrangement, plan or program covering the Executive.

ARTICLE X

Amendment or Modification; Waiver

SECTION 10.01. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board or the Committee and shall be agreed to in writing, signed by the Executive and by an officer of the Company thereunto duly authorized; provided, however, that either the Board or the Committee may amend this Agreement at any time as necessary to comply with applicable laws and regulations without the Executive’s written consent; provided, further, however, that (1) the Company’s unilateral power to amend this Agreement shall be limited to technical, ministerial, and regulatory requirements generally applicable to all public company officers, and (2) no such amendment would constitute Good Reason as presently defined by the Executive Termination Agreement. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.

ARTICLE XI

Governing Law; Submission to Jurisdiction

SECTION 11.01. The validity, interpretation, construction performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflict of laws thereof.

SECTION 11.02. The following provisions shall apply with respect to any dispute regarding this Agreement:

(a) Except as otherwise specifically provided herein, the Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of federal and state courts in the Commonwealth of Massachusetts with respect to any disputes or controversies arising out of or relating to this Agreement. The parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 11.02(a); provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing any judgment obtained by the Company and, in such event, the Executive hereby irrevocably submits to the jurisdiction of such other court.

(b) The agreement of the parties to the forum described in Section 11.02(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 11.02(a), and each party agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 11.02(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c) Each party hereto irrevocably consents to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Article VIII.

ARTICLE XII

General Provisions

SECTION 12.01. The Company and the Executive intend that the benefits and payments described in this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code (“Section 409A”). Notwithstanding that intent, if the Committee determines that any benefit or payment under this Agreement is, or may reasonably be expected to be, in violation of Section 409A, then such benefit shall be provided and such payment shall be made in a manner that complies with Section 409A and the regulations and other guidance issued pursuant to Section 409A and shall be amended accordingly by the Committee. The Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code.

SECTION 12.02. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the

Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

SECTION 12.03. No right or interest to or in any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable after the Executive’s death and shall not preclude the legal representative of the Executive’s estate from assigning any right hereunder to the person or persons entitled thereto under the Executive’s will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Executive’s estate.

SECTION 12.04. No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

SECTION 12.05. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereunder shall not affect the validity or enforceability of any of the other provisions hereof, which shall remain in full force and effect to the fullest extent permitted by law.

SECTION 12.06. The Company may withhold from any and all amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

SECTION 12.07. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. Except as provided in the last sentence of Section 6.01 hereof, if there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.

SECTION 12.08. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 12.09. The Executive may not cumulate the benefits provided under this Agreement with any severance or similar benefits (“Other Severance Benefits”) that the Executive may be entitled to by agreement with the Company (including, without limitation, pursuant to an employment or termination agreement) or under applicable law in connection with the termination of the Executive’s employment. To the extent that the Executive receives any Other Severance Benefits, then the payments and benefits payable hereunder to such participant shall be reduced by a like amount. To the extent the Company is required to provide payments or benefits to any Executive under the Worker Adjustment and Retraining Notification Act (or any state, local or foreign law relating to severance or dismissal benefits), the benefits payable hereunder shall be first applied to satisfy such obligation.

SECTION 12.10. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

SECTION 12.11. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MILLIPORE CORPORATION

By  /s/ Martin D. Madaus

      Name: Martin D. Madaus

      Title: President and Chief Executive Officer

/s/  Dominique Baly

Dominique Baly

Date: 9/13/07

EXHIBIT A

PRE-2007 EQUITY AWARDS

Dominique Baly                                                                                                                                                                ID: ##

[Home Address]

A W A R D S

Number	Grant Date	Plan	Type	Granted	Price	Released	Vested	Unvested	Deferred	Next Deferral Release Date
012343	2/15/2006	99E	RSU	4,465	$0.0000	570	894	3,571	0

				4,465		570	894	3,571	0

S T O C K O P T I O N S
Number	Grant Date	Plan	Type	Granted	Price	Exercised	Vested	Unvested	Outstanding	Exercisable
011117	12/1/2004	99E	NQ	50,000	$48.7200	0	25,000	25,000	50,000	25,000
011778	2/15/2006	99E	NQ	13,393	$66.7900	0	3,349	10,044	13,393	3,349

				63,393		0	28,349	35,044	63,393	28,349

EXHIBIT B

FORM OF RELEASE AGREEMENT

AGREEMENT AND GENERAL RELEASE

Millipore Corporation, its affiliates, parents, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and _________________ (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:

1. Last Day of Employment. Executive’s last day of employment with Employer is ______________. In addition, effective as of DATE, Executive resigns from the Executive’s position as __________________and will not be eligible for any benefits or compensation after ________, including payments under the Executive Termination Agreement, other than as specifically provided in Section 3.01 of the Officer Severance Agreement between Employer and Executive dated _____________ (the “Officer Severance Agreement”). The Executive further acknowledges and agrees that, after DATE, the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of DATE, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.

2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 3.02(b) of the Officer Severance Agreement.

3. Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer’s _______________________________, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Boston, Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4. General Release of Claim. Subject to the full satisfaction by the Employer of its obligations under the Officer Severance Agreement, Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

- Title VII of the Civil Rights Act of 1964, as amended;

- The Civil Rights Act of 1991;

- Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

- The Employee Retirement Income Security Act of 1974, as amended;

- The Immigration Reform and Control Act, as amended;

- The Americans with Disabilities Act of 1990, as amended;

- The Age Discrimination in Employment Act of 1967, as amended;

- The Older Workers Benefit Protection Act of 1990;

- The Worker Adjustment and Retraining Notification Act, as amended;

- The Occupational Safety and Health Act, as amended;

- The Family and Medical Leave Act of 1993;

- Any wage payment and collection, equal pay and other similar laws, acts and statutes of the Commonwealth of Massachusetts;

- Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

- Any public policy, contract, tort, or common law; or

- Any allegation for costs, fees, or other expenses including attorneys fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s express rights to accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA (the “Accrued Amounts”); (ii) Employee’s rights under the provisions of the Officer Severance Agreement which are intended to survive termination of employment, including but not limited to rights to severance benefits the Employee believes have been improperly terminated after employment termination; or (iii) the Employee’s rights as a stockholder.

5. No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law.

6. Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except for the Accrued Amounts. The Employee also affirms Executive has no known workplace injuries.

7. Cooperation; Return of Property. In accordance with Section 5.10 of the Officer Severance Agreement, Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. Employee represents that Executive has complied with Section 5.08 of the Officer Severance Agreement regarding the return of property.

8. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9. No Admission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Officer Severance Agreement which are intended to survive termination of the Executive’s employment, such as under Article V, shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE OFFICER SEVERANCE AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

MILLIPORE CORPORATION

By: ________________________________

Name: [NAME]

Title: _________________________

Date: _________________________

EXECUTIVE

___________________________________

Date: ________________________